EXHIBIT 99.1

Gateway Financial Holdings Reports 2nd Quarter 2008 Results and Results for the Six Months Ended June 30, 2008

 Highlights for the Quarter Include:
  -- Total Assets at $2.13 Billion, Up 13.9% from December 31, 2007
  -- Loans Exceed $1.75 Billion, Up 15.1% from Year-end
  -- Deposits Exceed $1.62 Billion, Up 14.9% on a linked quarter basis
  -- Asset Quality Remains Strong - Net Charge-offs at 0.11%
     year-to-date, NPL's at 0.40% of Loans Outstanding
  -- Non-interest Income represents 26.08% of Total Revenue, Net
     Interest Margin improved to 2.97%
  -- Paid a Quarterly Cash Dividend of $0.08 per share
  -- All Regulatory Capital Ratios in Excess of Well-capitalized

VIRGINIA BEACH, Va., July 18, 2008 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., reported net income for the second quarter of 2008 of $2.0 million, which was in line with the $2.0 million for the prior year second quarter. Diluted earnings per share were $0.11 for the second quarter of 2008, as compared with $0.17 for the second quarter of the prior year; reflecting in part the issuance of additional shares used as part of the consideration for the acquisition of The Bank of Richmond, completed on June 1 of 2007.

For the first six months of 2008, the Company reported net income of $5.1 million, up $550,000, from the $4.5 million reported for the year-earlier six-month period. Diluted earnings per share were $0.32 for the 2008 six-month period compared with $0.39 last year. Year-to-date per share results also reflect the issuance of common stock as part of the acquisition consideration for The Bank of Richmond. These results included gains from available for sale securities sales during the first half of the year of $800,000 ($492,000 net of income taxes using a 38.5% blended tax rate) and a fair value gain of $1.8 million ($1.1 million net of income taxes using a 38.5% blended rate) related to certain trust preferred securities that the Company had elected fair value treatment effective January 1, 2007.

Commenting on these results, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "Although, as we had previously indicated, second quarter results primarily reflected the ongoing impact of unprecedented interest rate reductions in the prime rate over the past six months, we enter the third quarter with steadily improving margins, in a solid and stable marketplace, with asset quality that stands among the highest in our peer group in this challenging environment.

"In addition, non interest income continues to become a larger component of our revenue, and our ongoing review and changes to the mix of our loan portfolio will help ensure our asset quality remains one of the best in the industry. We see opportunities for solid but more measured growth as we have slowed our de novo branch initiatives. Some of our larger competitors have had to curtail lending in certain markets, leaving Gateway as the obvious choice for many quality customers. We remain confident in our ability to generate solid operating performance in the midst of the current credit cycle. The second half of 2008 will reflect the fundamental strengths of our enterprise as well as an improving net interest margin and continued superior asset quality."

ROAA was 0.38% for the second quarter of 2008, as compared with 0.55% for the second quarter of the prior year. ROAE was 4.12% for the second quarter of 2008, as compared with 6.97% for the second quarter of the prior year.

ROAA was 0.51% for the first six months of 2008, as compared with 0.68% for the six-month period of the prior year. ROAE was 5.77% for the first six months of 2008, as compared with 7.95% for the same period of 2007.

Revenues, Net Interest Margin, and Non-interest Income

Total revenue, defined as net interest income and non-interest income was $18.6 million for the second quarter of 2008, an increase of 25.2% above the $14.8 million reported for the second quarter of 2007. Net interest income for the second quarter of 2008 was $13.7 million, a $2.0 million or 17.2% increase over the $11.7 million reported for the second quarter of 2007. The increase in net interest income was primarily attributable to $509.6 million or 42.8% increase in average loans to $1.70 billion for the second quarter of 2008, from $1.19 billion for the 2007 second quarter. While net interest income increased due to the aforementioned growth in loans, the net interest margin decreased 53 basis points from 3.50% for the second quarter of 2007 to 2.97% for the second quarter of 2008. The margin compression resulted from the 325 basis points drop in interest rates that occurred since September of last year, including 125 basis points reduction that occurred during an eight-day period in January. The reduction in interest rates had an immediate effect on revenues related to variable loans (which approximated 63% of the loan portfolio at quarter-end); however, our loan yield stabilized during the second quarter. As a result of the repricing of higher rate certificates of deposit to lower rates and obtaining lower cost transaction account balances during the second quarter, we experienced a 59 basis point reduction in our cost of funds from March 2008 to June 2008. This cost of funds reduction resulted in an improvement in our net interest margin of 6 basis points on a linked quarter basis from 2.91% for the first quarter to 2.97% for the second quarter. Additionally, our interest margin has improved 35 basis points from 2.77% for the month of March 2008 to 3.12% for June 2008. Each basis point reduction in our cost of funds reduces our interest expense by approximately $168,000. As a result of the expected continued reduction in our cost of funds, coupled with adding interest rate floors to the majority of new and renewing loans, as well as increased spreads on new loans; we expect to see continued margin improvement during the second half of the year. Our net interest margin for the first six months of 2008 was 2.94% as compared with 3.55% for the prior year six-month period.

Non-interest income for the second quarter of 2008 was $4.8 million, an increase of $1.7 million or 55.3% higher than the second quarter of the prior year. Non-interest income for the first six months of 2008 was $11.7 million, an increase of $4.0 million or 50.9% higher than the prior year six-month period. A comparison of non-interest income for the second quarter and first half of 2008 as compared with the same periods in 2007 is as follows (in thousands):

                             Three Months Ended      Six Months Ended
                                   June 30,              June 30,
                             -------------------   -------------------
                               2008       2007       2008       2007
                             --------   --------   --------   --------
 Service charges
  on accounts                $  1,146   $    998   $  2,052   $  1,875
 Mortgage operations              875        733      1,638      1,665
 Insurance operations           1,410      1,518      3,056      2,839
 Brokerage operations             104        196        195        462
 Gain on sales of securities
  and trading gains               (54)       (21)       797        422

 Fair value gain on trust
  preferred securities            256          8      1,842         50
 Gain and net cash
  settlements on economic
  hedge                            --       (948)        --       (759)
 Other                          1,104        633      2,139      1,212
                             --------   --------   --------   --------

                             $  4,841   $  3,117   $ 11,719   $  7,766
                             ========   ========   ========   ========

The decrease from Gateway's insurance operations resulted from a softening in the market during the second quarter of 2008 as compared to 2007.

The increase in revenue from the mortgage operation in the second quarter of 2008 as compared with the second quarter of the prior year resulted from the hiring of more loan originators over the last 12 months and an increase in the sale of loans into the secondary markets.

The decrease in brokerage operations in the second quarter and first half of 2008 as compared with the same periods of the prior year was the result of the departure of a broker from our North Carolina operations at the end of the third quarter of last year.

The increase in other income for the second quarter of 2008 as compared with the second quarter of 2007 was the result of gains of $193,500 related to the sale of government sponsored loans (no such sales in the second quarter of 2007), $52,000 higher fee income, and $187,600 higher income from BOLI that resulted from $14 million of additional BOLI purchased during January of 2008.

For the second quarter of 2008, non-interest income comprised 26.1% of total revenues as compared with 21.0% for the second quarter of 2007.

The increase from Gateway's insurance operations for the six months ended June 30, 2008 as compared with the prior year six-month period resulted from higher performance bonuses received during the first quarter of this year as compared with the prior year.

Gateway recognized a gain in the fair value of certain of its trust preferred securities of $1.8 million during the first half of 2008. Gateway elected the fair value option for certain trust preferred securities effective January 1, 2007, and under the accounting standards are required to mark these securities to market through the income statement as a component of non-interest income. As a result of the unusual credit conditions that the financial industry faced over the past several months, the credit spreads on these debt securities widened significantly resulting in a gain related to the fair value of the securities. At the time the fair value option was elected at the beginning of 2007, credit spreads on these types of securities were approximately 135 to 155 basis points over 3-month LIBOR. Currently, the credit spreads are approximately 450 basis points over 3-month LIBOR, and the markets are very illiquid.

Gateway recognized a loss of $759,000 for the six months ended June 30, 2007 related to its economic hedge. It had no such loss in 2008 because the economic hedge was terminated in September 2007.

The increase in other income for the six months ended June 30, 2008 as compared with the same period of 2007 was the result of gains of $347,400 related to the sale of government sponsored loans (no such sales in 2007), $150,000 higher fee income, and $314,300 higher income from BOLI that resulted from $14 million of additional BOLI purchased during January of 2008.

For the six months ended June 30, 2008, non-interest income comprised 30.8% of total revenues as compared with 26.3% for the same period in 2007. The increase was primarily associated with the higher securities and fair value gains recognized during the first half of 2008.

Non-interest Expenses

Non-interest expense was $13.8 million for the second quarter of 2008, up $3.3 million or 32.0% from the $10.4 million reported for the second quarter of last year. Non-interest expense was $27.2 million for the six months ended June 30, 2008, up $7.2 million or 36.3% from the $19.9 million reported for the same period in 2007.

A comparison of non-interest expense for the second quarter and first half of 2008 as compared with the similar periods in 2007 is as follows (in thousands):

                              Three Months Ended     Six Months Ended
                                   June 30,             June 30,
                             -------------------   -------------------
                               2008        2007      2008       2007
                             --------   --------   --------   --------
 Salaries and benefits       $  7,412   $  5,726   $ 14,778   $ 10,985
 Occupancy and equipment        2,455      2,007      4,873      3,817
 Data processing fees             620        426      1,280        879
 Other                          3,268      2,258      6,250      4,262
                             --------   --------   --------   --------

                             $ 13,755   $ 10,417   $ 27,181   $ 19,943
                             ========   ========   ========   ========

The increase in salaries and benefits for the second quarter of 2008 as compared with the second quarter of 2007 was primarily related to expansion activities and The Bank of Richmond acquisition. The Bank opened three new de novo financial centers and a loan production office during the second half of 2007 and three additional financial centers during the first half of 2008, in addition to the six financial centers and a loan production office it acquired with The Bank of Richmond merger. FTE's have increased from 422 at the end of the second quarter of 2007 to 485 at the end of the second quarter of 2008, including approximately 40 related to The Bank of Richmond. The second quarter of 2008 included a full quarter of salaries and benefits, as compared with the second quarter of 2007 which only included one month of The Bank of Richmond expenses. The increase in occupancy and equipment and data processing costs was primarily as a result of adding the six de novo financial centers since June 2007 and The Bank of Richmond financial centers in June of 2007.

The rate of growth in non-interest expenses slowed in the second quarter of 2008 to 2.5% on a linked quarter basis. Total non-interest expenses for the first quarter of 2008 were $13.4 million, therefore, only increased $329,000 during the second quarter. This increase was primarily related to salaries and benefits and occupancy expense related to the additional financial center added during the second quarter and additional back-room credit administration and operations personnel; as well as higher expenses associated with our annual report, regulatory filings, and our annual meeting which took place during the second quarter. FTE's have increased from 460 at the end of the first quarter to 485 at the end of the second quarter of 2008.

Gateway's efficiency ratio for the second quarter of 2008 was 74.11%, up slightly from 70.26% for the second quarter of 2007. As a percentage of average assets, non-interest expense dropped from 2.86% for the second quarter of 2007 to 2.69% for the second quarter of 2008 as Gateway continues to gain economies of scale from its maturing financial centers.

The increase in salaries and benefits for the first half of 2008 as compared with the same period of 2007 was primarily related to expansion activities and The Bank of Richmond acquisition discussed above. Additionally, the first half of 2008 included a full six months of salaries and benefits, as compared with the first half of 2007 which only included one month of The Bank of Richmond expenses. The increase in occupancy and equipment and data processing costs was primarily as a result of adding the six de novo financial centers since June 2007 and The Bank of Richmond financial centers in June of 2007.

Loan and Asset Growth

For the second quarter, loans grew $116.7 million or 7.1% and have increased $397.8 million (29.4%) since June 30, 2007. Overall assets increased $134.8 million (6.8%) in the second quarter and have increased $378.4 million (21.6%) since June 30, 2007. At June 30, 2008, total assets were $2.13 billion. The growth in loans and assets is reflective of the Company's pre-existing investments in infrastructure (in particular Raleigh and Wilmington North Carolina, and the Hampton Roads area of Virginia), as well as the acquisition of The Bank of Richmond.

Mr. Berry emphasized, "Despite the adverse economic and competitive climate, our loan pipeline in the second quarter was aided by the retreat from lending activity by some large competitors as well as steady demand in most of our markets. As a percentage of the total, construction, acquisition and development loans were reduced from 40.7% at the end of the first quarter to 38.1% at June 30, 2008. We view this reduction as a prudent step, given current economic conditions, and expect this category to decline further in future quarters. Overall our markets remain solid and steady, as their local economies reflect consistent growth."

A break-down of the loan composition on a linked quarter basis and over the past 12 months is as follows (in thousands):

                 June 30, 2008     March 31, 2008     June 30, 2007
               -----------------  -----------------  -----------------
                          Percent            Percent            Percent
                            of                 of                  of
                 Amount    Total    Amount    Total    Amount    Total
               ----------  -----  ----------  -----  ----------  -----

 Construction,
  acquisition,
  &
  Development    $667,498  38.1%  $  665,663  40.7%  $  546,151  40.3%

 Commercial
  Real
  Estate          399,817  22.8%     337,942  20.6%     309,520  22.9%

 Commercial
  and
  Industrial      302,122  17.2%     272,480  16.7%     220,214  16.3%
 Residential
  Mortgage        238,620  13.6%     210,837  12.9%     138,257  10.2%

 Home Equity      118,919   6.8%     117,689   7.2%     107,518   7.9%

 Consumer          19,019   1.1%      20,598   1.3%      22,215   1.6%
 Mortgage
  loans
  held for
  sale              6,012   0.4%      10,109   0.6%      10,285   0.8%
               ----------  -----------------  -----  ----------  -----
  Total loans  $1,752,007   100%  $1,635,318   100%  $1,354,160   100%
               ==========  =================  =====  ==========  =====

As indicated in the above table, commercial loans represented the majority of the growth over the past 12 months, spread between construction, acquisition and development, CRE, and C & I. The exposure in the construction, acquisition, and development reduced from 40.7% of total loans at March 31, 2008 to 38.1% of total loans at June 30, 2008. This growth was concentrated mainly in the Raleigh, Wilmington, Richmond, and greater Hampton Roads areas.

Mr. Berry continued, "With the steady growth in our markets, Gateway has a higher concentration of construction and real estate loans. Accordingly, we continually monitor risk within this portfolio by analyzing its concentration characteristics, such as exposures within the different loan types, the amount of speculative loans, and the amount of owner-occupied loans compared to non-owner occupied loans. Our Chief Credit Officer has over 20 years of experience in underwriting loans of this type in the markets we serve, giving us a high comfort level with our real estate loan concentration. Additionally, we have insurance to cover LTV exceptions on lot loans which reduces our risk. With that being said, as part of our overall risk management of the bank, we have decided to reduce our exposure in construction and development loans and expect to slow growth in this area for the remainder of the year."

Asset Quality

Non-performing loans were $7.1 million at June 30, 2008 as compared with $6.6 million at March 31, 2008. Non-performing loans held steady at June 30, 2008 as compared with March 31, 2008 at 0.40% of loans outstanding at June 30, 2008. A break-out of the non-performing loans at June 30, 2008 by geographic region is as follows:

 ---------------------------------------------------------------------
                                                 % of NPLs       # of
                                                               accounts
 ---------------------------------------------------------------------
 Albemarle                         $987,000        13.98%         8
 ---------------------------------------------------------------------
 Hampton Roads                   $1,744,000        24.71%         3
 ---------------------------------------------------------------------
 Outer Banks                     $2,628,000        37.24%        14
 ---------------------------------------------------------------------
 Wilmington                      $1,469,000        20.83%         3
 ---------------------------------------------------------------------
 Richmond                            $3,000         0.04%         1
 ---------------------------------------------------------------------
 Raleigh Triangle                  $143,000         2.03%         1
 ---------------------------------------------------------------------
 Other                              $82,000         1.16%         1
                                    -------         -----         -
 ---------------------------------------------------------------------
 Total non-performing loans      $7,056,000       100.00%         31
 ---------------------------------------------------------------------

 A break-out of the non-performing loans at June 30, 2008 by type is as follows:

 ---------------------------------------------------------------------
 Non-Accruals by                                  % Loans       # of
   Type                                          Outstanding   Accounts
 ---------------------------------------------------------------------
 HELOC                           $1,250,000         1.05%          7
 ---------------------------------------------------------------------
 1 - 4 Family                    $2,560,000         1.07%          8
 ---------------------------------------------------------------------
 Const & Development             $2,624,000         0.40%          7
 ---------------------------------------------------------------------
 CRE                                $99,000         0.02%          1
 ---------------------------------------------------------------------
 C&I                               $438,000         0.14%          6
 ---------------------------------------------------------------------
 Consumer                           $85,000         0.45%          2
                                  ---------                        -
 ---------------------------------------------------------------------
                                 $7,056,000         0.40%          31
 ---------------------------------------------------------------------

Other real estate and repossessed assets equaled $3.0 million at June 30, 2008, up from $623,000 in the prior quarter. The majority (87.5%) of the other real estate owned was located in the Outer Banks. For the second quarter, net loan charge-offs were $827,000 or 0.20% annualized of average loans, as compared with net charge-offs in the second quarter of 2007 of $321,000 or 0.11%. For the six months ended June 30, 2008, net charge-offs were 0.11% annualized of average loans as compared with 0.13% for the prior year six-month period.

Total past dues were $2.4 million or 0.14% at June 30, 2008, down from 0.56% of loans outstanding at March 31, 2008. A break-out of the loan delinquencies at June 30, 2008 by type is as follows:

 ---------------------------------------------------------------------
                                         Amount       Percent of Loans
                                                        Outstanding
 ---------------------------------------------------------------------
 HELOC                                  $296,000          0.25%
 ---------------------------------------------------------------------
 1-4 Family Residential                 $573,000          0.24%
 ---------------------------------------------------------------------
 Const & Development                  $1,278,000          0.19%
 ---------------------------------------------------------------------
 CRE                                    $136,000          0.03%
 ---------------------------------------------------------------------
 C&I                                     $73,000          0.02%
 ---------------------------------------------------------------------
 Consumer                                $54,000          0.28%
                                         -------
 ---------------------------------------------------------------------
 Total past dues                      $2,410,000          0.14%
 ---------------------------------------------------------------------

At June 30, 2008, the allowance for loan losses was $18.2 million, or 1.04% of total loans (excluding loans held for sale), up from $15.3 million or 1.01% of total loans at the beginning of the year.

Mr. Berry added, "Given the ongoing turmoil in the financial marketplace, our credit quality numbers continue to speak to our fundamental strategy of competing on interest rate, but not sacrificing on credit quality. We have consistently been increasing our loan loss provision, adding $2.2 million during the second quarter, which was 2.7 times our net charge-offs for the quarter. The increase in our reserves is in response to our loan growth and is consistent with safe and sound banking practices. We have over 250% reserve coverage for the entire NPL balance, and the majority is well collateralized with personal guarantees. Our past dues declined significantly during the quarter, typically indicating our non-performers will also be on the decline. In this current environment of astronomical charge-offs within our industry, our asset quality remains outstanding, both for a $2 billion bank in assets and relative to our peer group. This continues to be a credit to the outstanding bankers and lenders we hire, and our conservative underwriting standards. Their experience shows them to be the best bankers in each market we serve. A substantial amount of our loan growth comes from these bankers bringing to Gateway seasoned customers from their prior relationships."

Deposit Growth and Borrowings

Deposits increased $63.5 million or 4.1% during the second quarter of 2008, and have increased $207.3 million, or 14.7%, over the past twelve months to $1.62 billion. Core deposits (including retail CDs) were up $118.9 million (13.3%) since June 30, 2007 to $1.02 billion, and jumbo CDs were up $1.9 million (0.7%) over the past 12 months to $280.5 million at June 30, 2008. Brokered deposits, primarily used to fund loan growth in the loan production offices and provide lower cost funding, grew $86.4 million over the past 12 months to $321.7 million at June 30, 2008. However, the mix of our brokered deposits changed significantly to provide a lower cost of funding during this period of significant interest rate decreases. During the first half of 2008, $192.5 million of brokered money market accounts that carry an interest rate of 16 basis points over the fed funds rate have been obtained to replace $116.6 million of higher cost brokered CDs and fund a portion of the loan growth during the first half of the year at a variable rate that has decreased with the declining fed funds rate. These brokered accounts are less expensive than retail deposits, and have acted as a natural hedge against our variable loan portfolio during the falling rate environment we experienced during the first half of the year. Core deposits comprised 62.8% of total deposits at June 30, 2008, jumbo CDs were 17.3%, and brokered deposits were 19.9%. Borrowings, including junior subordinated debentures, totaled $337.3 million at June 30, 2008, up $161.6 million from twelve months ago, and $55.2 million from year-end. This increase includes $20 million of subordinated debt that we incurred in May 2008, which qualifies as Tier II capital for regulatory capital purposes. Additionally, $10 million was borrowed on a line of credit with a correspondent bank and used to fund a portion of the financial center expansion and other premises and equipment purchases.

Stockholders' Equity

Stockholders' equity at June 30, 2008 totaled $163.6 million, an increase of $23.8 million, or 17.0%, from June 30, 2007. The increase was primarily related to a private placement of $23.2 million of non-cumulative, perpetual preferred stock in December 2007, and net income over the last 12 months. The Company has repurchased approximately 400,000 shares of common stock over the past 12 months at a net cost of $5.6 million, and paid approximately $5 million in dividends to common and preferred shareholders. At June 30, 2008, stockholders' equity equaled 7.69% of total assets, and the total risk-based capital ratio was 10.79%. All regulatory capital ratios remain in excess of the "well-capitalized" regulatory threshold.

Mr. Berry concluded, "Despite a difficult operating environment, with quality assets, a vibrant market, a solid competitive position and an improving margin, Gateway is well-positioned to post improving earnings in the second half of 2008 and beyond, while we continue the measured strategic growth of our franchise."

Web Cast and Conference Call Information

Gateway's executive management team will host a conference call and simultaneous web cast on Friday, July 18 at 10:00 AM Eastern Time to discuss the quarterly results. To participate in the conference call, dial (877) 407-8033 (no pass code required) approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Friday, July 18, 2008 at 12:00 PM through midnight on July 25, 2008 by dialing (877) 660-6853 and using pass code # 286 and conference ID # 290461.

The web cast can be accessed live on the Company's website, http://www.gwfh.com/, on the Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on the Company's website for one month.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with thirty-six full-service financial centers -- twenty-one in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Suffolk, Norfolk, Charlottesville and Emporia (2); and fifteen in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper, Wilmington, Chapel Hill, and Raleigh (3). The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, title insurance through its Gateway Title Agency, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at http://www.gwfh.com/.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

     GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
          Consolidated Statement of Operations

                                              Three Months Ended
                                            June 30,       June 30,
                                             2008           2007
                                           ----------    ----------
                                           Unaudited      Unaudited
                                         (Dollar amounts in thousands,
                                        except share and per share data)
 INTEREST INCOME
   Loans, including fees                   $   26,957    $   24,114
   Trading account securities                     136           349
   Investment securities - taxable              1,800         1,123
                         - tax-exempt             116           116
   Interest-earning bank deposits                  11           138
   Other interest and dividends                   277           207
                                           ----------    ----------
      Total interest income                    29,297        26,047
                                           ----------    ----------

 INTEREST EXPENSE
    Money market, NOW and savings               3,579         2,610
   Time deposits                                9,048         8,846
   Short-term debt                                140           543
   Long-term debt                               2,810         2,339
                                           ----------    ----------
      Total interest expense                   15,577        14,338
                                           ----------    ----------
      Net interest income                      13,720        11,709

   Provision for loan losses                    2,200         1,350
                                           ----------    ----------

      Net interest income after provision
          for loan losses                      11,520        10,359
                                           ----------    ----------

 NON INTEREST INCOME
   Service charges on accounts                  1,146           998
   Mortgage operations                            875           733
   Insurance operations                         1,410         1,518
   Brokerage operations                           104           196
   Loss and net cash settlements on
    economic hedge                                 --          (948)
   Loss on disposition of premises and
    equipment                                      (8)           --
   Loss from trading securities                   (54)          (21)
   Fair value gain on trust preferred
    securities                                    256             8
   Other income                                 1,112           633
                                           ----------    ----------
      Total non interest income                 4,841         3,117
                                           ----------    ----------
 NON INTEREST EXPENSE
   Salaries and benefits                        7,412         5,726
   Occupancy and equipment                      2,455         2,007
   Data processing fees                           620           426
   Other expense                                3,268         2,258
                                           ----------    ----------
      Total non interest expense               13,755        10,417
                                           ----------    ----------

      Income before income taxes                2,606         3,059

   Income taxes                                   646         1,040
                                           ----------    ----------

      Net income                                1,960         2,019

 Dividends on preferred stock                     506            --
                                           ----------    ----------

   Net income available to common
    shareholders                           $    1,454    $    2,019
                                           ==========    ==========

   Basic earnings per share                     $0.12         $0.17

   Diluted earnings per share                   $0.11         $0.17

   Weighted avg. basic shares
    outstanding                            12,535,189    11,608,656

   Weighted average diluted shares         12,807,631    11,950,358

          GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                 Consolidated Statement of Operations

                                               Six Months Ended
                                           June 30,      June 30,
                                             2008          2007
                                          ----------    ----------
                                           Unaudited    Unaudited

                                       (Dollar amounts in thousands,
                                      except share and per share data)

 INTEREST INCOME
   Loans, including fees                    $ 54,530      $ 44,498
   Trading account securities                    404           861
   Investment securities - taxable             3,400         1,519
                         - tax-exempt            234           186
   Interest-earning bank deposits                 51           172
   Other interest and dividends                  539           391
                                          ----------    ----------
      Total interest income                   59,158        47,627
                                          ----------    ----------

 INTEREST EXPENSE
    Money market, NOW and savings              6,649         4,866
   Time deposits                              20,028        15,720
   Short-term debt                               436           818
   Long-term debt                              5,691         4,475
                                          ----------    ----------
      Total interest expense                  32,804        25,879
                                          ----------    ----------

      Net interest income                     26,354        21,748

   Provision for loan losses                   3,800         2,550
                                          ----------    ----------

      Net interest income after provision
          for loan losses                     22,554        19,198
                                          ----------    ----------

 NON INTEREST INCOME
   Service charges on accounts                 2,052         1,875
   Mortgage operations                         1,638         1,665
   Insurance operations                        3,056         2,839
   Brokerage operations                          195           462
   Gain on sale of securities available
    for sale                                     800           163
   Loss and net cash settlements on
    economic hedge                                --          (759)
   Gain (loss) from trading securities            (3)          259
   Fair value gain on trust preferred
    securities                                 1,842            50
   Other income                                2,139         1,212
                                          ----------    ----------
      Total non interest income               11,719         7,766

 NON INTEREST EXPENSE
   Salaries and benefits                      14,778        10,985
   Occupancy and equipment                     4,873         3,817
   Data processing fees                        1,280           879
   Other expense                               6,250         4,262
                                          ----------    ----------
        Total non interest expense            27,181        19,943
                                          ----------    ----------

        Income before income taxes             7,092         7,021

     Income taxes                              2,009         2,488
                                          ----------    ----------

        Net income                        $    5,083    $    4,533

   Dividends on preferred stock                1,012            --
                                          ----------    ----------

     Net income available to common
      shareholders                        $    4,071    $    4,533
                                          ==========    ==========

     Basic earnings per share                  $0.33         $0.40

   Diluted earnings per share                  $0.32         $0.39

   Weighted avg. basic shares
    outstanding                           12,519,089    11,301,222

   Weighted average diluted shares        12,857,273    11,619,485

             GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                      Consolidated Balance Sheets

                                      June 30,   Dec. 31,    June 30,
                                       2008       2007 *      2007
                                    ----------  ----------  ----------
                                    Unaudited               Unaudited

                                         (Dollar amounts in thousands)
 ASSETS
   Cash and due from banks           $  33,606   $  19,569   $  27,632
   Interest-earnings deposits
    in other banks                         636       1,092      35,272
                                    ----------  ----------  ----------
      Total cash and cash
       equivalents                      34,242      20,661      62,904

   Trading securities                   10,051      23,011      78,893
   Securities available for sale       139,831     126,750     107,417
   Federal Home Loan Bank stock         10,954      10,312       5,700
   Federal Reserve Bank stock            6,098       5,348       3,684
   Mortgage loans held for sale          6,012       5,624      10,285

   Loans                             1,745,995   1,516,777   1,343,875
   Allowance for loan losses           (18,203)    (15,339)    (13,340)
                                    ----------  ----------  ----------
      Total loans, net               1,727,792   1,501,438   1,330,535

   Premises and equipment, net          73,714      73,614      50,938
   Bank owned life insurance
    policies                            40,947      26,105      25,579
   Goodwill and intangible assets       50,767      51,075      51,889
   Accrued interest receivable          10,929      12,330      10,894
   Real estate owned                     2,985         482         350
   Other assets                         13,403      11,435      10,190
                                    ----------  ----------  ----------
      Total assets                  $2,127,725  $1,868,185  $1,749,258
                                    ==========  ==========  ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
      Noninterest-bearing           $  147,416  $  123,885  $  139,080
      Interest-bearing               1,471,125   1,285,034   1,272,151
                                    ----------  ----------  ----------
         Total deposits              1,618,541   1,408,919   1,411,231

   Short-term debt                      63,501      33,000      42,117
   Long-term debt                      273,761     249,102     133,513
   Accrued expenses and other
    liabilities                          8,238      12,757      22,598
                                    ----------  ----------  ----------
         Total liabilities           1,964,041   1,703,778   1,609,459

 STOCKHOLDERS' EQUITY
   Non-Cumulative, Perpetual
    Preferred Stock                     23,182      23,182          --
   Common stock                        127,913     127,258     131,037
   Retained earnings                    16,684      14,991      10,609
   Accumulated other
    comprehensive loss                  (4,095)     (1,024)     (1,847)
                                    ----------  ----------  ----------
      Total stockholders' equity       163,684     164,407     139,799
                                    ----------  ----------  ----------
      Total liabilities and
       stockholders' equity         $2,127,725  $1,868,185  $1,749,258
                                    ==========  ==========  ==========

 * Derived from audited financial statements.

               GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                      Consolidated Financial Highlights

                                         2nd Qtr        1st Qtr
                                          2008           2008
                                       ------------  ------------
                                      (Dollar amounts in thousands,
                                     except share and pershare data)
 EARNINGS
  Net interest income                  $     13,720  $     12,634
  Provision for loan losses            $      2,200  $      1,600
  Non Interest income                  $      4,841  $      6,878
  Gain (loss) and net cash settlements
   on economic hedge                   $         --  $         --
  Gain (loss) on disposition of
   premises and equipment              $         (8) $          8
  Proforma non-interest income (1)     $      4,849  $      6,870
  Non Interest expense                 $     13,755  $     13,426
  Pre-tax income                       $      2,606  $      4,486
  Net income                           $      1,960  $      3,123
  Basic earnings per share             $       0.12  $       0.21
  Diluted earnings per share           $       0.11  $       0.20
  Proforma diluted earnings per
   share (2)                           $       0.11  $       0.20
  Weighted avg. basic shares
   outstanding                           12,535,189    12,502,990
  Weighted average diluted shares        12,807,631    12,863,436

 PERFORMANCE RATIOS
  Return on average assets                     0.38%         0.65%
  Proforma return on average assets (2)        0.38%         0.65%
  Return on average common equity              4.12%         7.38%
  Proforma return on average common equity
   (2)                                         4.12%         7.38%
  Net interest margin (fully tax-
   equivalent)                                 2.97%         2.91%
  Non-interest income to total revenue        26.08%        35.25%
  Proforma non-interest income to total
   revenue (1)                                26.11%        35.22%
  Non-interest expense to average assets       2.69%         2.79%
  Efficiency ratio                            74.11%        68.81%
  Proforma efficiency ratio (1)               74.08%        68.84%
  Full-time equivalent employees                485           460

 CAPITAL
  Period-end equity to assets                  7.69%         8.31%
   Tier 1 leverage capital ratio               8.36%         9.00%
   Tier 1 risk-based capital ratio             8.83%         9.40%
   Total risk-based capital ratio             10.84%        10.33%
   Book value per common share (3)     $      11.06  $      11.25
   Cash dividend per share                        b  $       0.08

 ASSET QUALITY
  Gross loan charge-offs               $        830  $        123
  Net loan charge-offs                 $        826  $        110
  Net loan charge-offs to average
   loans (annualized)                          0.20%         0.03%
  Allowance for loan losses            $     18,203  $     16,829
  Allowance for loan losses to total
   loans                                       1.04%         1.04%
  Nonperforming loans                  $      7,056  $      6,574
  NPL to total loans                           0.40%         0.40%
  Other real estate and repossessed
   assets                              $      2,985  $        623

 END OF PERIOD BALANCES
  Loans (before allowance)             $  1,752,007  $  1,635,318
  Total earning assets (before
   allowance)                          $  1,919,577  $  1,796,664
  Total assets                         $  2,127,725  $  1,992,685
  Deposits                             $  1,618,541  $  1,554,997
  Stockholders' equity                 $    163,684  $    165,505

 AVERAGE BALANCES
  Loans (before allowance)             $  1,700,029  $  1,581,520
  Total earning assets (before
   allowance)                          $  1,859,981  $  1,745,212
  Total assets                         $  2,059,814  $  1,938,216
  Interest-Bearing Deposits            $  1,464,419  $  1,358,445
  Stockholder's equity                 $    165,351  $    165,509

                                4th Qtr      3rd Qtr      2nd Qtr
                                 2007          2007         2007
                              -----------  -----------  -----------
                              (Dollar amounts in thousands, except
                                     share and pershare data)

 EARNINGS
  Net interest income         $    13,778  $    13,559  $    11,709
  Provision for loan losses   $     1,600  $       750  $     1,350
  Non Interest income         $     3,881  $     6,118  $     3,117
  Gain (loss) and net cash
   settlements on economic
   hedge                      $        --  $     1,343  $      (948)
  Gain (loss) on disposition
   of premises and equipment  $        --  $        --  $        --
  Proforma non-interest
   income (1)                 $     3,881  $     4,775  $     4,065
  Non Interest expense        $    12,645  $    12,353  $    10,417
  Pre-tax income              $     3,414  $     6,574  $     3,059
  Net income                  $     2,270  $     4,216  $     2,019
  Basic earnings per share    $      0.17  $      0.33  $      0.17
  Diluted earnings per share  $      0.17  $      0.32  $      0.17
  Proforma diluted earnings
   per share (2)              $      0.17  $      0.26  $      0.22
  Weighted avg. basic shares
   outstanding                 12,589,210   12,630,561   11,608,656
  Weighted average diluted
   shares                      13,000,662   13,096,695   11,950,358

 PERFORMANCE RATIOS
  Return on average assets           0.51%        0.98%        0.55%
  Proforma return on average
   assets (2)                        0.51%        0.78%        0.72%
  Return on average common
   equity                            6.18%       11.96%        6.97%
  Proforma return on average
   common equity (2)                 6.18%        9.58%        9.02%
  Net interest margin (fully
   tax-equivalent)                   3.40%        3.49%        3.50%
  Non-interest income to total
   revenue                          21.98%       31.09%       21.02%
  Proforma non-interest income
   to total revenue (1)             21.98%       26.05%       25.77%
  Non-interest expense to
   average assets                    2.82%        2.86%        2.86%
  Efficiency ratio                  71.61%       62.09%       70.26%
  Proforma efficiency ratio
   (1)                              71.61%       66.63%       66.04%
  Full-time equivalent
   employees                          420          413          422

 CAPITAL
  Period-end equity to assets        8.80%        8.12%        7.98%
   Tier 1 leverage capital
    ratio                            9.76%        8.57%        9.83%
   Tier 1 risk-based capital
    ratio                           10.43%        9.65%        9.39%
   Total risk-based capital
    ratio                           11.40%       11.12%       10.82%
   Book value per common
    share (3)                 $     11.24  $     11.15  $     10.89
   Cash dividend per share    $      0.08  $      0.08  $      0.08

 ASSET QUALITY
  Gross loan charge-offs      $       350  $        50  $       329
  Net loan charge-offs        $       307  $        44  $       321
  Net loan charge-offs to
   average loans (annualized)        0.08%        0.01%        0.11%
  Allowance for loan losses   $    15,339  $    14,046  $    13,340
  Allowance for loan losses to
   total loans                       1.01%        1.00%        0.99%
  Nonperforming loans         $     3,407  $     2,817  $       874
  NPL to total loans                 0.22%        0.20%        0.06%
  Other real estate and
   repossessed assets         $       482  $       350  $       350

 END OF PERIOD BALANCES
  Loans (before allowance)    $ 1,522,401  $ 1,407,861  $ 1,354,160
  Total earning assets
   (before allowance)         $ 1,688,914  $ 1,572,937  $ 1,585,126
  Total assets                $ 1,868,185  $ 1,737,245  $ 1,749,258
  Deposits                    $ 1,408,919  $ 1,353,297  $ 1,411,231
  Stockholders' equity        $   164,407  $   141,101  $   139,799

 AVERAGE BALANCES
  Loans (before allowance)    $ 1,453,957  $ 1,376,807  $ 1,190,439
  Total earning assets
   (before allowance)         $ 1,607,473  $ 1,543,071  $ 1,342,961
  Total assets                $ 1,781,477  $ 1,711,453  $ 1,461,595
  Interest-Bearing Deposits   $ 1,224,835  $ 1,268,285  $ 1,000,075
  Stockholder's equity        $   145,656  $   139,815  $   116,165

                                              6 Mos.       6 Mos.
                                               2008         2007
                                           -----------  -----------

 EARNINGS
  Net interest income                      $    26,354  $    21,748
  Provision for loan losses                $     3,800  $     2,550
  Non Interest income                      $    11,719  $     7,766
  Gain (loss) and net cash settlements on
   economic hedge                          $        --  $      (759)
  Gain (loss) on disposition of premises
   and equipment                           $        --  $        --
  Proforma non-interest income (1)         $    11,719  $     8,525
  Non Interest expense                     $    27,181  $    19,943
  Pre-tax income                           $     7,092  $     7,021
  Net income                               $     5,083  $     4,533
  Basic earnings per share                 $      0.33  $      0.40
  Diluted earnings per share               $      0.32  $      0.39
  Proforma diluted earnings per share (2)  $      0.32  $      0.43
  Weighted avg. basic shares outstanding    12,519,089   11,301,222
  Weighted average diluted shares           12,857,273   11,619,485

 PERFORMANCE RATIOS
  Return on average assets                        0.51%        0.68%
  Proforma return on average assets (2)           0.51%        0.75%
  Return on average common equity                 5.77%        7.95%
  Proforma return on average common
   equity (2)                                     5.77%        8.78%
  Net interest margin (fully tax-
   equivalent)                                    2.94%        3.55%
  Non-interest income to total revenue           30.78%       26.31%
  Proforma non-interest income to total
   revenue (1)                                   30.78%       28.16%
  Non-interest expense to average assets          2.74%        2.98%
  Efficiency ratio                               71.39%       67.95%
  Proforma efficiency ratio (1)                  71.39%       66.24%
  Full-time equivalent employees                   485          422

 CAPITAL
  Period-end equity to assets                     7.69%        7.98%
   Tier 1 leverage capital ratio                  8.36%        9.83%
   Tier 1 risk-based capital ratio                8.83%        9.39%
   Total risk-based capital ratio                10.84%       10.82%
   Book value per common share (3)         $     11.05  $     10.89
   Cash dividend per share                 $      0.16  $      0.13

 ASSET QUALITY
  Gross loan charge-offs                   $       953  $       755
  Net loan charge-offs                     $       936  $       737
  Net loan charge-offs to average loans
   (annualized)                                   0.11%        0.13%
  Allowance for loan losses                $    18,203  $    15,340
  Allowance for loan losses to total loans        1.04%        0.99%
  Nonperforming loans                      $     7,056  $       874
  NPL to total loans                              0.40%        0.06%
  Other real estate and repossessed assets $     2,985  $       350

 END OF PERIOD BALANCES
  Loans (before allowance)                 $ 1,752,007  $ 1,354,160
  Total earning assets (before allowance)  $ 1,919,577  $ 1,585,126
  Total assets                             $ 2,127,725  $ 1,749,258
  Deposits                                 $ 1,618,541  $ 1,411,231
  Stockholders' equity                     $   163,684  $   139,799

 AVERAGE BALANCES
  Loans (before allowance)                 $ 1,640,007  $ 1,107,156
  Total earning assets (before allowance)  $ 1,801,829  $ 1,235,672
  Total assets                             $ 1,997,788  $ 1,350,941
  Interest-Bearing Deposits                $ 1,411,432  $   915,155
  Stockholder's equity                     $   165,172  $   115,025

 (1) Proforma non-interest income and proforma efficiency ratio are non-GAAP measures that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of
     premises and equipment, that management believes provides more comparable, useful information to investors.

 (2) Proforma diluted earnings per share, ROAA, and ROAE are non-GAAP measures that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and
     equipment, net of income taxes using a 37.5% blended rate, that management believes provides more comparable, useful
     information to investors.

 (3) Book value per common share calculation subtracts the
     liquidation value of $23.3 million of the non-cumulative,
     perpetual preferred stock from net assets.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior EVP and CFO
          (757) 422-8004

          Cameron Associates
          Paul G. Henning
          (212) 554-5462
          phenning@cameronassoc.com